Exhibit 99.1

InPlay Technologies Reports First Quarter 2008 Financial Results

PHOENIX--(BUSINESS WIRE)--InPlay Technologies (Nasdaq: NPLA) today announced financial results for the three months ended March 31, 2008.

Revenue for the first quarter 2008 was $388,000, down from $9.0 million in the comparable period during 2007. 2007 revenue included $7.6 million from the sale of the Company’s allowed claim against Delphi Automotive Systems, LLC for licensing fees. InPlay does not expect any future revenue related to Delphi. For the three month period in 2008, revenue included $9,000 from the FinePoint segment and $379,000 from the Duraswitch segment.

InPlay reported a net loss for the quarter of $1.6 million, or $0.14 per share, compared to net income of $6.2 million or $0.54 per share for 2007.

“As anticipated, revenue from our FinePoint segment was significantly lower during the first quarter. At the same time, we made substantial investments in customer support and technology development, in particular our integrated capacitive touch and digital pen platform. We believe that this investment is an important step to be able to deliver the products for our key markets. In the short term, however, our net loss and cash use increased,” said InPlay chairman and CEO, Steve Hanson.

“Our Duraswitch business showed progress during the quarter, with revenue from non-exclusive licensees up 42 percent from the comparable quarter in 2007. We continue to explore alternatives to accelerate market penetration for our switch business,” Hanson added.

“Our overriding goals for 2008 are to win new project designs, manage our cash resources and demonstrate a path to profitability,” Hanson said. “We have put resources in place that we believe will enable us to grow our business more effectively. While we continue to make progress with prospective customers and generate new interest, project lead times can be fairly lengthy. Given the current state of the economy, we do not expect any of our customers to accelerate these timelines. We do remain confident in our ability to earn design wins with prospective customers in 2008.”

Conference Call

InPlay Technologies will host a conference call today at 5:00 p.m. Eastern Time. To participate on the live call, analysts and investors should dial 800-240-2134 at least ten minutes prior to the call. To participate on the live call from outside the U.S., dial 303-262-2137. InPlay Technologies will also offer a live and archived webcast of the conference call, accessible from the "Investor" section of the company’s Web site (http://www.inplaytechnologies.com). A telephonic replay of the conference call will also be available through May 16 by dialing 800-405-2236 and entering passcode 11114027#.

About InPlay Technologies

InPlay Technologies is a developer of innovative human interface devices for electronic products. The company's FinePoint division offers the only digital-based pen-input solution for the rapidly growing mobile computing market. With InPlay’s digital technology, OEMs have an almost limitless roadmap for development of new features and functions for their product designs. The Company’s Duraswitch® brand of electronic switch technologies couples the friendly tactile feedback of mechanical pushbuttons and rotary dials with the highly reliable, thin profile of membrane switches, enabling OEMs to create ergonomic, space saving input panels for a wide range of applications. Visit www.inplaytechnologies.com for more information.

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding our progress with potential customers and ability to win new projects using our Duraswitch and FinePoint technologies, our estimation of the benefits derived from our investment in technology development and customer support, our ability to successfully manage our cash and attain profitability. Risks and uncertainties that could cause results to differ materially from those projected include our ability to raise and maintain sufficient cash resources to fund our business plan, changes in orders or timing from our licensees and customers, lack of market acceptance of our products, general changes in demand in the personal computing industry, pricing pressures, component shortages, unanticipated expenses or other unforeseen difficulties related to manufacturing our technologies and other uncertainties described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 24, 2008. These forward-looking statements represent our beliefs as of the date of this press release and we disclaim any intent or obligation to update these forward-looking statements.

INPLAY TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2008	2007

NET REVENUE:
FinePoint	$8,951	$1,168,034
Duraswitch:
Related party - Delphi	-	7,631,250
Non-related parties	379,126	266,971
Total net revenue	388,077	9,066,255

COST OF GOODS SOLD:
FinePoint	9,618	857,373
Duraswitch	120,930	66,325
Total cost of goods sold	130,548	923,698

Gross profit	257,529	8,142,557

OPERATING EXPENSES:
Selling, general and administrative	861,005	1,483,987
Research, development and commercial application engineering	1,026,886	338,158

Total operating expenses	1,887,891	1,822,145

INCOME (LOSS) FROM OPERATIONS	(1,630,362)	6,320,412

OTHER INCOME - Net	33,881	38,582

INCOME (LOSS) BEFORE INCOME TAXES	$(1,596,481)	$6,358,994

PROVISION FOR INCOME TAXES	-	127,180

NET INCOME (LOSS)	$(1,596,481)	$6,231,814

EARNINGS (LOSS) PER SHARE - BASIC	$(0.14)	$0.54

EARNINGS (LOSS) PER SHARE - DILUTED	$(0.14)	$0.54

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,596,950	11,502,373
DILUTED	11,596,950	11,559,472

INPLAY TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,179,615	$5,592,412
Restricted short term investment	20,000	-
Accounts receivable	247,838	228,610
Inventory	152,257	108,562
Prepaid expenses and other current assets	85,152	128,932
Total current assets	3,684,862	6,058,516

PROPERTY AND EQUIPMENT - Net	519,774	437,248
GOODWILL	1,321,240	1,321,240
PATENTS - Net	1,186,493	1,205,977
OTHER ASSETS	17,731	17,731
TOTAL ASSETS	$6,730,100	$9,040,712

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$472,045	$642,781
Accrued salaries and benefits	564,318	777,987
Accrued purchase commitments	-	558,000
Other accrued expenses and other current liabilities	677,951	453,108
Deferred revenue	15,000	15,695
Total current liabilities	1,729,314	2,447,571

LONG-TERM LIABILITIES:
Other non-current liabilities	102,253	173,228
Total liabilities	1,831,567	2,620,799

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued and outstanding in 2008 and 2007	-	-
Common stock, $.001 par value, 40,000,000 shares authorized in 2008 and 2007, 11,603,818 and 11,595,138 shares issued and outstanding in 2008 and 2007, respectively	11,604	11,595
Additional paid-in capital	31,781,550	31,706,458
Accumulated deficit	(26,894,621)	(25,298,140)
Total stockholders' equity	4,898,533	6,419,913
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,730,100	$9,040,712

CONTACT:
InPlay Technologies, Inc.
Heather Beshears, 480-586-3357
Heather@InPlayTechnologies.com